Exhibit 10.1

[LTX Corporation Letterhead]

July 29, 2008

Mark J. Gallenberger

Re:	Retention Agreement

Dear Mark:

In recognition of your continued employment with LTX Corporation (“LTX” or the “Company”) following the closing (the “Closing”) of the merger contemplated by that certain Agreement and Plan of Merger, dated as of June 20, 2008, by and among LTX, Zoo Merger Corporation, and Credence Systems Corporation, and as an incentive for you to remain employed with the Company, LTX agrees to the following terms of your employment, effective and contingent upon the Closing and your countersigning of this letter agreement (the “Retention Agreement”).

1. You shall continue to be employed by the Company to serve on a full-time basis as Chief Financial Officer. As Chief Financial Officer, you will be responsible for the performance of those duties and responsibilities commensurate with holding that position and such other duties assigned to you by LTX from time-to-time. You will report to the Chief Executive Officer of the Company.

2. Your base salary will be at the rate of $30,000 per monthly pay period (which if annualized equals $360,000), to be paid in installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors or the Compensation Committee of the Board of Directors, you will be eligible for a retention and performance cash bonus under the Company’s annual cash incentive plan applicable to executives, as such plan is in effect and amended from time to time, with a target bonus of 50% of your annualized base salary (the “Target Bonus”). In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus earned will be paid in accordance with the Company’s customary timing for such payments and, in any event, no later than end of the calendar year in which the bonus is determined.

4. You may participate in all benefit programs that the Company establishes and makes available to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

5. You shall be eligible for paid vacation in accordance with the Company’s vacation policy.

6. As approved by the Compensation Committee of the Company’s Board of Directors on July 23, 2008, you will receive a one-time grant of 125,000 restricted stock units (“RSUs”) under the Company’s 2004 Stock Plan (the “Stock Plan”) on or shortly after the Closing. This grant will vest in equal annual installments over a three-year period, beginning with the first anniversary of the date of grant and assuming you remain employed by the Company or as otherwise provided below, and will be governed in all respects by the terms of the Stock Plan and our customary form of agreement.

7. You will receive under the Stock Plan an additional grant of 165,000 RSUs at the time of and in connection with the Company’s routine fiscal 2008 annual equity grants to executive officers (which are currently expected to be made in September 2008). This grant will vest in equal annual installments over a four-year period, beginning with the first anniversary of the date of grant and assuming you remain employed by the Company or as otherwise provided below, and will be governed in all respects by the terms of the Stock Plan and our customary form of agreement.

8. If your employment is terminated by the Company without “Cause,” as defined below, or you resign your employment with the Company for “Good Reason,” as defined below, you shall be entitled to receive the following severance benefits, provided you execute and do not revoke a severance and release agreement provided by the Company: (a) for a period of 12 months following your termination date, the Company shall continue to pay to you, in accordance with its regularly established payroll procedure, your then-current base salary, even though you will no longer be employed; (b) the Company will pay to you, following your termination date, an amount equal to your Target Bonus for the fiscal year in which your employment terminated; (c) provided you are eligible for and elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided you continue to pay the share of the premium for such coverage that you paid as of your termination date, for a period of 12 months following your termination date (unless you cease being eligible such as through becoming covered by another employer), the Company will pay the remainder of the insurance premium for your coverage (and you will be able to continue coverage for a longer period, if eligible, at your own full expense); and (d) all RSUs described in this Retention Agreement or otherwise granted to you prior to the Closing shall accelerate and become vested under the applicable agreements, to the extent such grants of equity compensation are outstanding and unvested at the time of your termination of employment. Payments and benefits under clauses (a), (b), and (d) will occur or begin, as applicable, on the payroll date coinciding with or next following the 60th day after your date of termination (or such later date required by Section 14 below) provided that you have previously signed and not revoked the release agreement noted above by such 60th day.

i. As used herein, “Cause” shall mean a finding by the Company that you:

(a) failed to perform your assigned duties diligently or effectively or were negligent in the performance of such duties;

(b) breached this Retention Agreement or any other agreement or material company policy applicable to you;

(c) engaged in misconduct, fraud, or embezzlement;

(d) engaged in any conduct that is harmful to the business, interests or reputation of the Company; or

(e) were convicted of, or pleaded guilty or nolo contendere to, any misdemeanor related to your employment or to a felony.

ii. As used herein, “Good Reason” shall mean the Company’s requirement that you relocate to or be based in California as a condition of your continued employment. To terminate your employment for “Good Reason,” you must (a) provide notice to the Company within 90 days following the occurrence of the event that you consider provides you with grounds for such termination, (b) provide the Company with at least 30 days to cure the event, and, (c) if not then cured, actually terminate your employment for such reason within 30 days thereafter.

9. You represent and warrant that you are not bound by any employment contracts, restrictive covenants or other restrictions that prevent you from continuing your employment with, or carrying out you responsibilities for, the Company, or that are in any way inconsistent with any of the terms of this Retention Agreement.

10. This Retention Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without notice, on the terms and subject to the conditions set forth in this Retention Agreement. This Retention Agreement supersedes all prior understandings, whether written or oral, relating to the terms of your employment with the Company, other than the October 3, 2000 Change-Of-Control Employment Agreement (the “2000 Agreement”), as modified by the June 20, 2008 Waiver Letter, which remains in full force and effect; provided, however, that if a future Change of Control (as defined in the 2000 Agreement) occurs, any compensation or benefits due you under the 2000 Agreement will be offset by any comparable benefits due you under Section 8 of this Retention Agreement.

11. Any amendment to this Retention Agreement shall be made in writing and signed by the parties hereto. This Retention Agreement shall be governed by the laws of the Commonwealth of Massachusetts. You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Retention Agreement.

12. You state and represent that you have had an opportunity to fully discuss and review the terms of this Retention Agreement with an attorney and are not relying on any representation, promise, or inducement made by the Company that is not set forth herein. You further state and represent that you have carefully read this Retention Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

13. In case any provision of this Retention Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14. All payments hereunder are subject to applicable tax and other required withholdings. You acknowledge that this Retention Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Retention Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a “specified employee” as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures and Treasury Regulation 1.409A-1(i), by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Retention Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, to the extent that this Retention Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, its Boards of Directors, nor any of its designees, agents, or employees shall be liable to you or any other person for any actions, decisions or determinations made in good faith under this Retention Agreement, or for any resulting adverse tax consequences.

LTX CORPORATION

By:	/s/ David G. Tacelli
Name: David G. Tacelli Title: President & CEO

AGREED TO AND ACCEPTED

/s/ Mark J. Gallenberger
Mark J. Gallenberger

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